Exhibit 99.1

LINN ENERGY TO ACQUIRE OIL AND GAS PROPERTIES FROM LAMAMCO DRILLING COMPANY FOR $552 MILLION

Houston, Texas, December 21, 2007 — Linn Energy, LLC (Nasdaq: LINE) announced today that it has signed a definitive purchase agreement to acquire certain oil and gas properties located primarily in the Mid-Continent from Lamamco Drilling Company for a contract price of $552 million, subject to purchase price adjustments.  The Company anticipates the acquisition will close in early 2008 and will be financed with a combination of borrowings under its existing revolving credit facility and proceeds from a committed term loan facility to be entered into at closing.  Linn Energy expects that the acquisition will be immediately accretive to distributable cash flow per unit and does not anticipate issuing equity to finance this transaction.

“This transaction enhances value through significantly increased oil exposure, which we believe creates very attractive margins in the current commodity price environment,” said Michael C. Linn, Chairman and Chief Executive Officer of Linn Energy.  “These assets are a natural fit for Linn Energy.  The reserves are approximately 88% oil and over 70% proved developed with a low base decline rate of approximately 5% and a long reserve life index in excess of 34 years.  This acquisition also provides an inventory of optimization and development projects which will create numerous future organic growth opportunities.”

The acquisition is expected to have the following attributes:

•                  be accretive to Linn Energy’s 2008E distributable cash flow by greater than $0.15 per unit;

•                  add proved reserves of over 50 million barrels of oil equivalent (“MMBoe”);

•                  increase production by more than 4,000 barrels of oil equivalent per day (“Boe/d”);

•                  generate over $75 million of EBITDA for 2008E;

•                  require low maintenance capital expenditures of $6 million per year;

•                  add long life reserves (34 years) to the Company’s existing portfolio;

•                  add over 800 identified optimization and development projects; and

•                  increase Linn Energy’s acreage position by approximately 103,000 gross acres.

Pro forma for the acquisition, Linn Energy is expected to have:

•                  total proved reserves of approximately 1.9 trillion cubic feet of natural gas equivalent (“Tcfe”);

•                  a reserve life index of over 21 years; and

•                  over 5,500 drilling locations.

Conference Call

Management will host a conference call to discuss this transaction today, December 21, 2007, at 11:00 am Eastern Time.  A brief slide presentation related to the acquisition will be available prior to the start of the call on the Company’s website at www.linnenergy.com.

Investors and analysts are invited to participate in the call by phone at (800) 299-9630 (Passcode: 32961467) or via the internet on the Linn Energy website.  A replay of the call will be available on the Company’s website or by phone at (888) 286-8010 (Passcode: 28798724) for a seven-day period following the call.

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long life properties which complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov	Clay P. Jeansonne
	Executive Vice President and CFO	Vice President — Investor Relations
	281-840-4169	281-840-4193

This press release includes “forward-looking statements” within the meaning of the federal securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements in this press release include but are not limited to statements about future distributions.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for gas, oil and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s September 30, 2007 Quarterly Report on Form 10-Q, 2006 Annual Report on Form 10-K, Registration Statements on Form S-3 and the related prospectuses and any other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.